Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
April 30, 2019	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces First Quarter 2019 Earnings;

Stable Downstream Margins

First Quarter Highlights

•                 First quarter 2019 net income of $131 million compared to $350 million in the prior year period; first quarter diluted earnings per share of $0.51 compared to $1.11 in the prior year period.

•                 First quarter 2019 adjusted net income of $108 million compared to $237 million in the prior year period; first quarter 2019 adjusted diluted earnings per share of $0.46 compared to $0.96 in the prior year period.

•                 First quarter 2019 adjusted EBITDA of $257 million compared to $405 million in the prior year period.

•                 First quarter 2019 net cash used in operating activities was $31 million. Free cash flow was a use of $101 million for the quarter.

•                 Huntsman achieved investment grade rating and issued $750 million of senior notes due 2029.  Proceeds were used to redeem $650 million of our senior notes due 2020 and for general corporate purposes.  Balance sheet remains strong with a net leverage of 1.6x.

•                 First quarter 2019 share repurchases of approximately 1.5 million shares for approximately $34 million.

	Three months ended
	March 31,
In millions, except per share amounts	2019	2018
Revenues	$2,034	$2,295
Net income	$131	$350
Adjusted net income(1)	$108	$237
Diluted income per share	$0.51	$1.11
Adjusted diluted income per share(1)	$0.46	$0.96
Adjusted EBITDA(1)	$257	$405
Net cash (used in) provided by operating activities from continuing operations	$(31)	$111
Free cash flow(2)	$(101)	$56

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported first quarter 2019 results with revenues of $2,034 million, net income of $131 million, adjusted net income of $108 million and adjusted EBITDA of $257 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“While global economic conditions remained challenging in the first quarter of this year, we are pleased with the relative resilience of our core downstream portfolio.  The month of March ended slightly better than we projected, and while we remain cautious of certain regions of the world, notably Europe, we see momentum returning to Asia, especially in China.  In 2019, we are on course to achieve our second best year ever.  We remain focused on delivering consistent strong free cash flow and executing our downstream strategy through strategic investments, new products and continued globalization of recent bolt-on acquisitions. Our balance sheet is strong, our dividend yield is attractive, and we continue our balanced approach to capital allocation, including share repurchases.”

Segment Analysis for 1Q19 Compared to 1Q18

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended March 31, 2019, compared to the same period of 2018 was due to lower average MDI and MTBE selling prices, partially offset by higher MDI sales volumes. MDI average selling prices decreased primarily due to a decline in polymeric MDI selling prices in China and Europe. MTBE average selling prices decreased primarily as a result of lower pricing for high octane gasoline. MDI sales volumes increased primarily due to the start-up of our new Chinese MDI facility in 2018 and the acquisition of Demilec in the second quarter of 2018. The decrease in adjusted EBITDA was primarily due to lower MDI margins driven by lower MDI pricing and lower MTBE margins, partially offset by higher sales volumes.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended March 31, 2019 compared to the same period of 2018 was due to lower sales volumes and lower average selling prices. Sales volumes decreased primarily due to weakened market conditions. Average selling prices decreased primarily due to lower raw material costs and weakened market conditions. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes and lower average selling prices, primarily in our upstream intermediates businesses.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended March 31,2019, compared to the same period in 2018 was primarily due to lower average selling prices. Average selling prices decreased primarily due to the impact of a stronger U.S. dollar against major international currencies, partially offset by higher local currency selling prices. The impact of sales volumes on revenues remained relatively flat as favorable product mix effect from sales volumes in our aerospace components market was offset by lower sales volumes in our power and automotive related markets. Segment adjusted EBITDA decreased due to higher fixed costs and higher raw material costs.

Textile Effects

The decrease in revenues in our Textile Effects segment for the three months ended March 31, 2019 compared to the same period of 2018 was due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased primarily due to lower demand resulting from market uncertainties surrounding U.S. and China trade, as well as from textile mill closures in China due to regulatory measures. Average selling prices increased in response to higher raw material costs, partially offset by the impact of a stronger U.S. dollar against major international currencies. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes and higher raw materials costs, partially offset by higher average selling prices.

Corporate, LIFO and other

For the three months ended March 31, 2019, segment adjusted EBITDA from Corporate and other for Huntsman Corporation improved $5 million to a loss of $38 million from a loss of $43 million in the same period in 2018, primarily due to benefit in LIFO inventory reserves, partially offset by foreign currency losses.

Liquidity, Capital Resources and Outstanding Debt

During the three months ended March 31, 2019, our free cash flow was a use of $101 million compared to a source of $56 million in the prior year period.  This decrease is primarily due to lower earnings in the three months ended March 31, 2019, and net working capital metrics were temporarily higher than targeted levels.  However, we reconfirm our full year 2019 targeted free cash flow conversion of near 40%.  As of March 31, 2019, we had $1,445 million of combined cash and unused borrowing capacity.

During the three months ended March 31, 2019, we spent $70 million on capital expenditures compared to $55 million in the same period of 2019.  In 2019, we expect to spend approximately $380 million on capital expenditures.

Through the end of the first quarter 2019, we have spent approximately $34 million to repurchase approximately 1.5 million shares.  As of the end of the first quarter 2019, we have approximately $690 million remaining on our existing $1 billion multiyear share repurchase program.

Income Taxes

During the three months ended March 31, 2019, we recorded income tax expense of $52 million compared to $53 million during the same period in 2018.  In the first quarter 2019, our adjusted effective tax rate was 19%. We expect our forward adjusted effective tax rate will be approximately 21% - 23%.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2019 financial results on Tuesday, April 30, 2019 at 10:00 a.m. ET.

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

Webcast link:  https://78449.themediaframe.com/dataconf/productusers/hun/mediaframe/29527/indexl.html

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, ir.huntsman.com. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the second quarter 2019 a member of management is expected to present at:

Fermium Research Chemicals Conference, May 7, 2019

Goldman Sachs Industrials & Materials Conference, May 16, 2019

KeyBanc Capital Markets’ Industrial & Basic Materials Conference, May 29, 2019

Vertical Research Partners Materials Conference, June 18, 2019

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 – Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts	2019	2018

Revenues	$2,034	$2,295
Cost of goods sold	1,637	1,755
Gross profit	397	540
Operating expenses	251	242
Restructuring, impairment and plant closing costs	1	2
Operating income	145	296
Interest expense	(30)	(27)
Equity in income of investment in unconsolidated affiliates	10	13
Fair value adjustments to Venator investment	76	—
Loss on early extinguishment of debt	(23)	—
Other income, net	4	7
Income before income taxes	182	289
Income tax expense	(52)	(53)
Income from continuing operations	130	236
Income from discontinued operations, net of tax(3)	1	114
Net income	131	350
Net income attributable to noncontrolling interests, net of tax	(12)	(76)
Net income attributable to Huntsman Corporation	$119	$274

Adjusted EBITDA(1)	$257	$405
Adjusted net income(1)	$108	$237

Basic income per share	$0.51	$1.14
Diluted income per share	$0.51	$1.11
Adjusted diluted income per share(1)	$0.46	$0.96

Common share information:
Basic weighted average shares	233	241
Diluted weighted average shares	235	246
Diluted shares for adjusted diluted income per share	235	246

See end of press release for footnote explanations

Table 2 – Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions	2019	2018	(Worse)

Segment Revenues:
Polyurethanes	$1,067	$1,222	(13)%
Performance Products	540	603	(10)%
Advanced Materials	272	279	(3)%
Textile Effects	189	200	(6)%
Corporate and eliminations	(34)	(9)	n/m
Total	$2,034	$2,295	(11)%

Segment Adjusted EBITDA(1):
Polyurethanes	$140	$261	(46)%
Performance Products	80	102	(22)%
Advanced Materials	53	59	(10)%
Textile Effects	22	26	(15)%
Corporate, LIFO and other	(38)	(43)	12%
Total	$257	$405	(37)%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	March 31, 2019 vs. 2018
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(13)%	(3)%	1%	2%	(13)%
Performance Products	(5)%	(2)%	4%	(7)%	(10)%
Advanced Materials	3%	(5)%	2%	(3)%	(3)%
Textile Effects	12%	(5)%	0%	(13)%	(6)%
Total Company	(6)%	(3)%	5%	(7)%	(11)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.
(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts	2019	2018	2019	2018	2019	2018	2019	2018

Net income	$131	$350			$131	$350	$0.56	$1.42
Net income attributable to noncontrolling interests	(12)	(76)			(12)	(76)	(0.05)	(0.31)

Net income attributable to Huntsman Corporation	119	274			119	274	0.51	1.11
Interest expense from continuing operations	30	27
Interest expense from discontinued operations(3)	—	9
Income tax expense from continuing operations	52	53	$(52)	$(53)
Income tax (benefit) expense from discontinued operations(3)	(2)	20
Depreciation and amortization from continuing operations	90	82
Acquisition and integration expenses and purchase accounting adjustments	1	1	—	—	1	1	—	—
EBITDA / Loss (income) from discontinued operations, net of tax(3)	1	(143)	N/A	N/A	(1)	(114)	—	(0.46)
Noncontrolling interest of discontinued operations(1)(3)	—	55	N/A	N/A	—	55	—	0.22
Fair value adjustments to Venator Investment (a)	(76)	—	—	—	(76)	—	(0.32)	—
Loss on early extinguishment of debt	23	—	(5)	—	18	—	0.08	—
Certain legal settlements and related expenses	—	7	—	(1)	—	6	—	0.02
Amortization of pension and postretirement actuarial losses	18	17	(4)	(4)	14	13	0.06	0.05
Impact of Switzerland income tax rate change	—	—	32	—	32	—	0.14	—
Restructuring, impairment and plant closing and transition costs	1	3	—	(1)	1	2	—	0.01
Adjusted(1)	$257	$405	$(29)	$(59)	$108	$237	$0.46	$0.96

Adjusted income tax expense(1)					$29	$59
Net income attributable to noncontrolling interests, net of tax					12	76
Noncontrolling interest of discontinued operations(1)(3)					—	(55)
Adjusted pre-tax income(1)					$149	$317

Adjusted effective tax rate(4)					19%	19%

Effective tax rate					29%	18%

(a)           Represents the changes in market value in Huntsman’s remaining interesting in Venator.

See end of press release for footnote explanations

Table 5 – Selected Balance Sheet Items

	March 31,	December 31,
In millions	2019	2018

Cash	$444	$340
Accounts and notes receivable, net	1,286	1,272
Inventories	1,228	1,134
Other current assets	178	212
Property, plant and equipment, net	3,055	3,064
Other noncurrent assets	2,449	1,931
Total assets	$8,640	$7,953

Accounts payable	$911	$961
Other current liabilities	531	554
Current portion of debt	276	96
Long-term debt	2,323	2,224
Other noncurrent liabilities	1,736	1,369
Huntsman Corporation stockholders’ equity	2,620	2,520
Noncontrolling interests in subsidiaries	243	229
Total liabilities and equity	$8,640	$7,953

Table 6 – Outstanding Debt

	March 31,	December 31,
In millions	2019	2018

Debt:
Revolving credit facility	$235	$50
Accounts receivable programs	276	252
Senior notes	1,969	1,892
Variable interest entities	85	86
Other debt	34	40
Total debt - excluding affiliates	2,599	2,320
Total cash	444	340
Net debt - excluding affiliates(5)	$2,155	$1,980

Table 7 – Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions	2019	2018

Total cash at beginning of period(a)	$340	$719
Net cash (used in) provided by operating activities - continuing operations	(31)	111
Net cash provided by operating activities - discontinued operations(3)	—	52
Net cash used in investing activities - continuing operations	(54)	(69)
Net cash used in investing activities - discontinued operations(3)	—	(67)
Net cash provided by (used in) financing activities	183	(86)
Effect of exchange rate changes on cash	6	16
Total cash at end of period(a)	$444	$676

Supplemental cash flow information - continuing operations:
Cash paid for interest	$(26)	$(12)
Cash paid for income taxes	(14)	(26)
Cash paid for capital expenditures	(70)	(55)
Depreciation and amortization	90	82
	—
Changes in primary working capital:
Accounts and notes receivable	(13)	(104)
Inventories	(90)	(105)
Accounts payable	(35)	36
Total cash used in primary working capital	$(138)	$(173)

Free cash flow(2):
Net cash (used in) provided by operating activities	$(31)	$111
Capital expenditures	(70)	(55)
Total free cash flow	$(101)	$56

Adjusted EBITDA	$257	$405
Capital expenditures	(70)	(55)
Capital reimbursements	4	1
Interest	(26)	(12)
Income taxes	(14)	(26)
Primary working capital change	(138)	(173)
Restructuring	(9)	—
Pensions	(29)	(31)
Maintenance & other	(76)	(53)
Total free cash flow(2)	$(101)	$56

(a)         Includes restricted cash and cash held in discontinued operations until the Deconsolidation of Venator.

Footnotes

(1)         We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss).  Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss):  (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.  The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)         Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding acquisition/disposition activities and non-recurring separation costs. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

(3)         During the third quarter of 2017 we separated our Pigments and Additives division through an Initial Public Offering of Venator Materials PLC.  Additionally, during the first quarter 2010 we closed our Australian styrenics operations.  Results from these associated businesses are treated as discontinued operations.

(4)         We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5)         Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2018 revenues more than $9 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed under the caption “Risk Factors” in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.